FEE SCHEDULE
                                       FOR
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                         NEUBERGER & BERMAN EQUITY TRUST


     The Portfolios within the Neuberger & Berman Equity Trust will be charged an annual fund minimum of $16,500 for the first three years, and following that period an annual fee of $7.30 per account:

     NYCDC Socially Responsive Trust
     Genesis Trust
     Guardian Trust
     Partners Trust
     Manhattan Trust
     Focus Trust






     There will be an Account Charge of $1.00 per closed account or zero balance, and out of pocket expenses which will be billed on a monthly basis as incurred, and determined by product and related expense. The Fund minimum will be waived for the first nine months after seed money has been received by the Bank. This minimum will be guaranteed for three years.




     NEUBERGER & BERMAN                  STATE STREET BANK AND
     EQUITY TRUST                        TRUST COMPANY

     Name:  /s/ Michael J. Weiner        Name:  /s/ Ronald E. Logue
            ---------------------             -----------------------------

     Title:   Vice President             Title:  Executive Vice President
              --------------------               --------------------------

     Date:  9-10-96                      Date:   9-16-96
            ---------------------                --------------------------


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